                                                                    EXHIBIT 10.1

     Confidential Treatment Requested. *** indicates material has been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this agreement has been filed separately with the Securities and Exchange Commission.

                           EXCLUSIVE LICENSE AGREEMENT

  Re: Baylor OTA # 04-107 Entitled "Serum Proteomic Methods and Biomarkers for
      Diagnosis of Neurodegenerative Disease and Differential Diagnosis of Alzheimer's, Parkinson's Lou Gehrig's (ALS) Diseases, and other Motor Neuron and
                             Neurological Disorders"

     This Exclusive License Agreement (hereinafter called "Agreement"), to be effective as of the 28th day of June, 2004 (hereinafter called "Agreement Date"), is by and between Baylor College of Medicine (hereinafter called "BAYLOR"), a Texas nonprofit corporation having its principal place of business at One Baylor Plaza, Houston, Texas 77030, and Power3 Medical Products, Inc., a corporation organized under the laws of New York and having a principal place of business at 3400 Research Forest Drive, Suite B2-3, The Woodlands, Texas 77381, and its Affiliates (hereinafter, collectively referred to as "LICENSEE").

     WITNESSETH:

     WHEREAS, BAYLOR and LICENSEE each own an undivided interest in and to the Patent Rights as defined below; and

     WHEREAS, BAYLOR is willing to grant a royalty bearing, worldwide, exclusive license to the Patent Rights to LICENSEE on the terms set forth herein; and

     WHEREAS, LICENSEE desires to obtain said exclusive license under the Patent Rights.

     NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto expressly agree as follows:

1.   DEFINITIONS AS USED HEREIN

     1.1 The term "Affiliates" shall mean any corporation, partnership, joint venture or other entity of which the common stock or other equity ownership thereof is twenty five percent (25%) or more owned by LICENSEE.

     1.2 The term "Confidential Information" shall mean all information relating to the business of a Party that is not available to the general public, including but not limited to its technical and business information, products, assets, inventions, know-how, research programs, biological materials, software, trade secrets, designs, personnel, financial condition, business plans or prospects, protocols, clinical parameters or markers and other information associated with this Agreement, whether or not patentable or copyrightable, delivered or communicated to the other Party.

     Confidential Information includes not only written information, but information transferred orally, visually, electronically or by any other means, that is designated as being confidential. Confidential Information also includes any copies, notes or summaries prepared from the Confidential Information provided by either Party.

     1.3 The term "Field" shall mean all fields.

     1.4 The term "Inventors" shall mean Stanley Appel, Ericka Simpson and Albert Yen, employees of BAYLOR, and Ira Goldknopf and Essam Sheta, employees of LICENSEE.

     1.5 The term "Legal Costs" shall mean all legal fees and expenses, filing or maintenance fees, assessments and all other costs and expenses related to prosecuting, obtaining and maintaining patent protection on the Patent Rights in the United States and foreign countries.

     1.6 The term "Licensed Product(s)" shall mean any product, process or service that incorporates, utilizes or is made with the use of the Patent Rights.

     1.7 The term "Net Sales" shall mean the gross amount of monies or cash equivalent or other consideration which is paid by unrelated third parties to LICENSEE or sublicensees for the Licensed Products by sale or other mode of transfer, less all trade, quantity and cash discounts actually allowed, credits, and allowances actually granted on account of rejections, returns or billing errors, duties, transportation and insurance, taxes and other governmental charges actually paid. The term "Net Sales" in the case of non-cash sales, shall mean the fair market value of all equivalent or other consideration received by LICENSEE for the Licensed Products.

     1.8 The term "Party" shall mean either LICENSEE or BAYLOR, and "Parties" shall mean LICENSEE and BAYLOR.

     1.9 The term "Patent Rights" shall mean United States Patent Application Serial No. TBA, entitled "Biomarkers for Neurodegenerative Disease," filed TBA, which was developed by the Inventors, the inventions described and claimed therein, and all other pending United States patent applications or parts thereof and any United States patent which issues from any such pending applications and any and all divisions, reissues, re-examinations, renewals, continuations, continuations-in-part to the extent the claims are directed to subject matter specifically described in the aforementioned patent application and are dominated by the claims of the existing Patent Rights, and extensions thereof, and all other counterpart, pending or issued patents in all other countries.

     1.10 The term "Sublicensing Revenue" shall mean all (i) cash, (ii) sublicensing fees and (iii) all other payments and the cash equivalent thereof, which are paid to LICENSEE by the sublicensees of its rights hereunder, other than research and development money paid to LICENSEE to conduct research.

2.   GRANT OF LICENSE

     2.1 Subject to the reservations of rights set forth in Paragraph 2.2, BAYLOR hereby grants to LICENSEE an exclusive, worldwide, sublicensable license under the Patent Rights to make, have made, use, market, sell, offer to sell, lease and import Licensed Products in the Field.

     2.2 The grant in Section 2.1 shall be further subject to, restricted by and non-exclusive with respect to:

(i) the making or use of the Patent Rights by BAYLOR for non-commercial research, patient care, teaching and other educationally related purposes;

(ii) the making or use of the Patent Rights by the BAYLOR Inventors for non-commercial research purposes at academic or research institutions;

(iii) any non-exclusive license of the Patent Rights that BAYLOR grants to other academic or research institutions for non-commercial research purposes; and

(iv) any non exclusive license of the Patent Rights that BAYLOR is required by law or regulation to grant to the United States of America or to a foreign state pursuant to an existing or future treaty with the United States of America.

     2.3 Government Reservation. Rights under this Agreement are subject to rights required to be granted to the Government of the United States of America pursuant to 35 USC Section 200-212, including a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the subject inventions throughout the world.

3.   MARKETING EFFORTS

     LICENSEE shall use reasonable efforts, as defined herein, to effect assiduously the introduction of Licensed Products into the commercial market as soon as practicable. Such efforts shall include, but not be limited to: (i) diligence in the patent filings and prosecution as described in Section 8 and
(ii) working with Dr. Stan Appel to increase the clinical data and relevance of the diagnostic processes.

4.   PAYMENTS

     4.1 As partial consideration for the rights conveyed by BAYLOR under this Agreement, LICENSEE shall pay BAYLOR a license fee of ten thousand dollars ($10,000) upon execution of this Agreement.

     4.2 In addition to the foregoing, LICENSEE shall pay BAYLOR a royalty of ***. Such royalties shall be payable as provided in Section 5.

     4.3 After the first commercial sale, if the royalties paid in any calendar year do not reach the minimum amount of three thousand dollars ($3,000), LICENSEE shall pay an additional amount with the payment due for the period ending December 31 of such year, so that the total amount paid for such year shall reach such minimum amount.

     4.4 LICENSEE shall also pay BAYLOR the following milestone payment set forth below:

(i) First FDA approval in the United States $50,000

LICENSEE shall notify BAYLOR in writing within thirty (30) days upon the achievement of the milestone, such notice to be accompanied by payment of the appropriate milestone payment. Milestones are to be paid regardless of whether LICENSEE or LICENSEE's sublicensee attains such milestone.

     4.5 In addition to the foregoing fees and royalties, LICENSEE agrees to pay to BAYLOR ***.

     4.6 LICENSEE will be responsible for all Legal Costs incurred after the Agreement Date.

     4.7 Should LICENSEE fail to make any payment whatsoever due and payable to BAYLOR hereunder, BAYLOR may, at its sole option, terminate this Agreement as provided in Section 10.

5.   REPORTING

     5.1 No later than sixty (60) days after December 31 of each calendar year, LICENSEE shall provide to BAYLOR a written annual Progress Report describing progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the most recent twelve (12) month period ending December 31 and plans for the forthcoming year. If multiple technologies are covered by the license granted hereunder, the Progress Report shall provide the information set forth above for each technology. LICENSEE shall also provide any reasonable additional data BAYLOR requires to evaluate LICENSEE's performance.

     5.2 LICENSEE shall report to BAYLOR the date of first sale of Licensed Products in each country within thirty (30) days of occurrence.

     5.3 LICENSEE shall submit to BAYLOR within thirty (30) days after March 31, June 30, September 30 and December 31, a Royalty Report setting forth for such calendar quarter at least the following information:

(i) the number of Licensed Products sold by LICENSEE and sublicensees in each country;

(ii) total billings for such Licensed Products;

(iii) deductions applicable to determine the Net Sales thereof;

(iv) the amount of Sublicensing Revenue received by LICENSEE;

(v) the amount of royalty due thereon, or, if no royalties are due to BAYLOR for any reporting period, the statement that no royalties are due; and

(vi) the amount of other payments due BAYLOR, including but not limited to, milestone payments and minimum royalty payments.

     Such report shall be certified as correct by an officer of LICENSEE and shall include a detailed listing of all deductions from royalties and other payments. After termination or expiration of this Agreement, a final payment shall be made by LICENSEE covering the whole or partial calendar quarter.

     5.4 LICENSEE shall pay to BAYLOR with each such Royalty Report the amount of royalties and other payments due with respect to such calendar quarter. If multiple technologies are covered by the license granted hereunder, LICENSEE shall specify which Patent Rights are utilized for each Licensed Product included in the Royalty Report by citing the applicable OTA NUMBER listed on the front page of the Agreement.

     5.5 All payments due hereunder shall be deemed received when funds are credited to BAYLOR's bank account and shall be payable by check or wire transfer in United States dollars. For sales of Licensed Products in currencies other than the United States, LICENSEE shall use exchange rates published in The Wall Street Journal on the last business day of the calendar quarter that such payment is due. No transfer, exchange, collection or other charges, INCLUDING ANY WIRE TRANSFER FEES, shall be deducted from such payments.

     5.6 Late payments shall be subject to a charge of one and one-half percent (1.5%) per month, the interest being compounded annually, or two hundred fifty dollars ($250.00), whichever is greater. LICENSEE shall calculate the correct late payment charge, and shall add it to each such late payment.

Said late payment charge and the payment and acceptance thereof shall not negate or waive the right of BAYLOR to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment.

     5.7 If payments are sent by check, they shall be sent to the address listed in Paragraph 14.1. If payments are sent by wire transfer, they shall be sent using the wiring instructions sent by BAYLOR.

     5.8 In the event of acquisition, merger, change of corporate name, or change of make-up, organization, or identity, LICENSEE shall notify BAYLOR in writing within thirty (30) days of such event.

     5.9 If LICENSEE or sublicensee (or optionee) does not qualify as a "small entity" as provided by the United States Patent and Trademark Office, LICENSEE must notify BAYLOR immediately.

6.   RECORDS AND INSPECTION

     LICENSEE shall maintain or cause to be maintained a true and correct set of records pertaining to the Net Sales of Licensed Products by LICENSEE under this Agreement. During the term of this Agreement and for a period of two (2) years thereafter, LICENSEE agrees to permit an accountant selected and paid by BAYLOR and reasonably acceptable to LICENSEE to have access during ordinary business hours to such records as are maintained by LICENSEE as may be necessary, in the opinion of such accountant, to determine the correctness of any report and/or payment made under this Agreement. In the event that the audit reveals an underpayment of royalty by more than five percent (5%), the cost of the audit shall be paid by LICENSEE. If the underpayment is less than five percent (5%) but more than two percent (2%), LICENSEE and BAYLOR shall each pay fifty percent (50%) of the cost of the independent audit. Such accountant shall maintain in confidence, and shall not disclose to BAYLOR, any information concerning LICENSEE or its operations or properties other than information directly relating to the correctness of such reports and payments. BAYLOR will be entitled to no more than one examination per year without LICENSEE's written consent.

7.   SUBLICENSES

     All sublicensee granted by LICENSEE of its rights hereunder shall be subject to the terms of this Agreement. LICENSEE shall be responsible for its sublicensees and shall not grant any rights which are inconsistent with the rights granted to and obligations of LICENSEE hereunder. Any act or omission of a sublicensee which would be a breach of this Agreement if performed by LICENSEE shall be deemed to be a breach by LICENSEE of this Agreement. Each sublicense agreement granted by LICENSEE shall include an audit right by BAYLOR of the same scope as provided in Section 6 hereof with respect to LICENSEE. No such sublicense agreement shall contain any provision which would cause it to extend beyond the term of this Agreement. LICENSEE shall give BAYLOR prompt notification of the identity and address of each sublicensee with whom it concludes a sublicense agreement and shall supply BAYLOR with a copy of each such sublicense agreement.

8.   PATENTS AND INFRINGEMENT

     8.1 From the Agreement Date and for the term of this Agreement, LICENSEE shall have primary responsibility using patent counsel of its choice reasonably acceptable to BAYLOR for filing, prosecuting and maintaining all patent applications and patents included in the Patent Rights licensed hereunder, except that BAYLOR may assume responsibility at its sole expense for pursuing any protection which LICENSEE declines to prosecute pursuant to Paragraph 8.2 of this Agreement.

     8.2 During the term of this Agreement, if LICENSEE decides not to file any or all United States and foreign applications or to continue prosecution of a patent application to issuance or maintain any United States or foreign patent application or patent, LICENSEE shall timely notify BAYLOR in writing in order that BAYLOR may file the United States and foreign applications and continue the prosecution or maintenance of such patent applications at its own expense. If LICENSEE fails to notify BAYLOR in sufficient time for BAYLOR to assume the cost, LICENSEE shall be considered in default of this Agreement.

     8.3 During the term of this Agreement, LICENSEE agrees to prosecute with good faith and due diligence all such patent applications and to take all actions reasonably necessary to maintain and enforce the patents and proprietary rights in and to the Patent Rights.

     8.4 During the term of this Agreement LICENSEE shall instruct counsel for LICENSEE to keep BAYLOR reasonably informed, at LICENSEE's expense, of prosecutions pursuant to this Section 8 including submitting to BAYLOR copies of all official actions and responses thereto.

     8.5 BAYLOR agrees to cooperate with LICENSEE to whatever extent is necessary to procure patent protection of any rights, including fully agreeing to execute any and all documents to give LICENSEE the full benefit of the licenses granted herein.

     8.6 During the term of this Agreement, each Party shall promptly inform the other of any suspected infringement of any claims in the Patent Rights or the misuse, misappropriation, theft or breach of confidence of other proprietary rights in the Patent Rights by a third party, and with respect to such activities as are suspected. Any action or proceeding against such third party shall be instituted as following:

(i) BAYLOR and LICENSEE may agree to jointly institute an action for infringement, misuse, misappropriation, theft or breach of confidence of the proprietary rights against such third party. Such joint action shall be brought in the names of both BAYLOR and LICENSEE. If BAYLOR or LICENSEE decide to jointly prosecute an action or proceeding after it has been instituted by one Party, the action shall be continued in the name or names they both agree is expedient for efficient prosecution of such action. LICENSEE and BAYLOR shall agree to the manner in which they shall exercise control over any joint action or proceeding, providing however that if they cannot agree BAYLOR shall have the right to unilaterally decide on control. In such joint action or proceeding, the out-of-pocket costs shall be borne equally, and any recovery or settlement shall be shared equally.

(ii) If LICENSEE does not agree to participate in a joint action or proceeding then BAYLOR shall have the right, but not the obligation, to institute an action for infringement, misuse, misappropriation, theft or breach of confidence of the proprietary rights against such third party. If BAYLOR elects to institute action, it does so at its own cost. If BAYLOR fails to bring such an action or proceeding within a period of three (3) months after receiving notice or otherwise having knowledge of such infringement, then LICENSEE shall have the right, but not the obligation, to prosecute the same at its own expense. Should either BAYLOR or LICENSEE commence suit under the provisions of this Paragraph
8.6 and thereafter elect to abandon the same, it shall give timely notice to the other Party who may, if it so desires, continue prosecution of such action or proceeding. All recoveries, whether by judgment, award, decree or settlement, from infringement or misuse of Patent Rights shall be apportioned as follows:
(a) the Party bringing the action or proceeding shall first recover an amount equal the costs and expenses incurred by such Party directly related to the prosecution of such action or proceeding, (b) the Party cooperating in such action or proceeding shall then recover costs and expenses incurred by such Party directly related to its cooperation in the prosecution of such action or proceeding and (c) the remainder shall be divided equally between LICENSEE and BAYLOR.

     8.7 Neither BAYLOR nor LICENSEE shall settle any action covered by Paragraph 8.6 without first obtaining the consent of the other Party, which consent will not be unreasonably withheld.

     8.8 BAYLOR shall not be liable for any losses incurred as the result of an action for infringement brought against LICENSEE as the result of LICENSEE's exercise of any right granted under this Agreement. The decision to defend or not defend shall be in LICENSEE's sole discretion.

9.   TERM AND EXPIRATION

     Unless sooner terminated as otherwise provided in Section 10, the license to employ Patent Rights granted herein as part of Section 2 shall expire on a country-by-country basis, on the later of (i) the date of expiration of the last of the Patent Rights to expire or (ii) in the event no patents included within the Patent Rights issue in such country, the first date following the tenth
(10th) anniversary of the first commercial sale of Licensed Products by LICENSEE in such country. After such expiration, LICENSEE shall have a perpetual, paid-in-full (i.e., royalty free) license in such country.

10.  TERMINATION

     10.1 In the event of default or failure by LICENSEE to perform any of the terms, covenants or provisions of this Agreement, LICENSEE shall have thirty
(30) days after the giving of written notice of such default by BAYLOR to correct such default. If such default is not corrected within the said thirty
(30) day period, BAYLOR shall have the right, at its option, to cancel and terminate this Agreement. The failure of BAYLOR to exercise such right of termination, for non-payment of royalties/fees or otherwise, shall not be deemed to be a waiver of any right BAYLOR might have, nor shall such failure preclude BAYLOR from exercising or enforcing said right upon any subsequent failure by LICENSEE.

     10.2 BAYLOR shall have the right, at its option, to cancel and terminate this Agreement in the event that LICENSEE shall (i) become involved in insolvency, dissolution, bankruptcy or receivership proceedings affecting the operation of its business or (ii) make an assignment of all or substantially all of its assets for the benefit of creditors, or in the event that (iii) a receiver or trustee is appointed for LICENSEE and LICENSEE shall, after the expiration of thirty (30) days following any of the events enumerated above, have been unable to secure a dismissal, stay or other suspension of such proceedings.

     10.3 LICENSEE shall have the right in its sole discretion to terminate this Agreement upon sixty (60) days' written notice to BAYLOR.

     10.4 In the event of termination of this Agreement, all rights in the Patent Rights conveyed by BAYLOR to LICENSEE shall automatically revert to BAYLOR, and BAYLOR shall be free to license such rights to third parties.

     10.5 LICENSEE shall provide, in all sublicenses granted by it under this Agreement, that LICENSEE's interest in such sublicenses shall, at BAYLOR's option, terminate or be assigned to BAYLOR upon termination of this Agreement.

     10.6 In the event this Agreement is terminated pursuant to this Section 10, or expires as provided for in Section 9, BAYLOR is under no obligation to refund any payments made by LICENSEE to BAYLOR, as set forth in Section 4, prior to the effective date of such termination or expiration.


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
     10.7 No termination of this Agreement shall constitute a termination or a waiver of any rights of either Party against the other Party accruing at or prior to the time of such termination. The obligations of Sections 6, 7, 13, 15 and 16 shall survive termination of this Agreement.

11.  ASSIGNABILITY

     LICENSEE may assign this Agreement as part of:

(i) A sale or other transfer of LICENSEE's entire business; or

(ii) A sale or other transfer of that part of LICENSEE's business to which the license granted hereby relates;

and upon payment by LICENSEE to BAYLOR of an assignment fee of ***. LICENSEE shall give BAYLOR thirty (30) days prior written notice of such assignment, including the new contact information of assignee. BAYLOR, however, shall not be deemed to have approved such assignment and transfer unless and until such assignee has agreed in writing to BAYLOR to be bound by all the terms and provisions of this Agreement and BAYLOR has received the assignment fee as specified above, in which event LICENSEE shall be released of liability hereunder. Upon such assignment of this Agreement by such assignee, the term " LICENSEE" as used herein shall include such assignee.

12.  GOVERNMENTAL COMPLIANCE

     12.1 LICENSEE shall at all times during the term of this Agreement and for so long as it shall use the Patent Rights, or sell Licensed Products, comply and cause its sublicensees to comply with all laws that may control the import, export, manufacture, use, sale, marketing, distribution and other commercial exploitation of the Patent Rights, Licensed Products or any other activity undertaken pursuant to this Agreement.

     12.2 LICENSEE agrees that Licensed Products leased or sold in the United States shall be manufactured substantially in the United States.

13.  ARBITRATION

     13.1 Amicable Resolution. The Parties shall attempt to settle any controversy between them amicably. To this end, a senior executive from each Party shall consult and negotiate to reach a solution. The Parties agree that the period of amicable resolution shall toll any otherwise applicable statute of limitations. However, nothing in this clause shall preclude any Party from commencing mediation if said negotiations do not result in a signed written settlement agreement within thirty (30) days after written notice that these amicable resolution negotiations have commenced.

     13.2 Mediation. If a controversy arises out of or relates to this agreement, or the breach thereof, and if the controversy cannot be settled through amicable resolution, the Parties agree to try in good faith to settle the controversy by mediation before resorting to final and binding arbitration. The Party seeking mediation shall propose five mediators, each of whom shall be a lawyer licensed to practice by the state of Texas, having practiced actively in the field of commercial law for at least fifteen (15) years, to the other Party who shall select the mediator from the list. The Parties shall split the cost of the mediator equally. The Parties agree that the period of mediation shall toll any otherwise applicable statute of limitations. However, nothing in this clause shall preclude any Party from commencing arbitration if said negotiations do not result in a signed written settlement agreement within sixty
(60) days after written notice that amicable resolution negotiations have commenced.

     13.3 Arbitration. Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, including claims for tortious interference or other tortious or statutory claims arising before, during or after termination, providing only that such claim touches upon matters covered by this Agreement shall be finally settled by arbitration administered by the American Arbitration Association pursuant to the Commercial Arbitration Rules in force at the time of the commencement of the arbitration, except as modified by the specific provisions of this Agreement. It is the specific intent of the Parties that this arbitration provision is intended to be the broadest form allowed by law.

     13.4 Parties to Arbitration. This agreement to arbitrate is intended to be binding upon the signatories hereto, their principals, successors, assigns, subsidiaries and affiliates. This agreement to arbitrate is also intended to include any disputes, controversy or claims against any Party's employees, agents, representatives, or outside legal counsel arising out of or relating to matters covered by this Agreement or any agreement in which this Agreement is incorporated.

     13.5 Consolidation Permitted. The Parties expressly agree that any court with jurisdiction may order the consolidation of any arbitrable controversy under this Agreement with any related arbitrable controversy not arising under this Agreement, as the court may deem necessary in the interests of justice or efficiency or on such other grounds as the court may deem appropriate.

     13.6 Entry of Judgment. The Parties agree that a final judgment on the arbitration award may be entered by any court having jurisdiction thereof.

     13.7 Appointing Arbitrators. The American Arbitration Association shall appoint the arbitrator(s) from its Large, Complex Claims Panel. If such appointment cannot be made from the Large, Complex Claims Panel, then from its Commercial Panel. The Parties hereby agree to and acquiesce in any appointment of an arbitrator or arbitrators that may be made by such appointing authority.

     13.8 Qualifications of the Arbitrator(s). The arbitrator(s) must be a lawyer, having practiced actively in the field of commercial law for at least fifteen (15) years.

     13.9 Governing Substantive Law. The arbitrator(s) shall determine the rights and obligations of the Parties according to the substantive laws of the State of Texas (excluding conflicts of law principles) as though acting as a court of the State of Texas.

     13.10 Governing Arbitration Law. The law applicable to the validity of the arbitration clause, the conduct of the arbitration, including any resort to a court for provisional remedies, the enforcement of any award and any other question of arbitration law or procedure shall be the Federal Arbitration Act.

     13.11 Governing Convention. The Parties elect to have the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards of June 10, 1958 (instead of the Inter-American New York Convention on International Commercial Arbitration of August 15, 1990) govern any and all disputes that may be the subject of arbitration pursuant to this Agreement.

     13.12 Preliminary Issues of Law. The arbitrator(s) shall hear and determine any preliminary issue of law asserted by a Party to be dispositive of any claim, in whole or part, in the manner of a court hearing a motion to dismiss for failure to state a claim or for summary judgment, pursuant to such terms and procedures as the arbitrator(s) deems appropriate.

     13.13 Confidentiality. The Parties and the arbitrator(s) shall treat all aspects of the arbitration proceedings, including without limitation discovery, testimony and other evidence, briefs and the award, as strictly confidential. Further, except as may be required by law, neither Party nor the arbitrator(s) may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.

     13.14 Place of Arbitration. The seat of arbitration shall be Houston, Texas, USA.

     13.15 Language. The arbitration shall be conducted in the English language. All submissions shall be made in English or with an English translation. Witnesses may provide testimony in a language other than English, provided that a simultaneous English translation is provided. Each Party shall bear its own translation costs.

     13.16 Punitive Damages Prohibited. The Parties hereby waive any claim to any damages in the nature of punitive, exemplary, or statutory damages in excess of compensatory damages, or any form of damages in excess of compensatory damages, and the arbitrator(s) is/are specially divested of any power to award any damages in the nature of punitive, exemplary, or statutory damages in excess of compensatory damages, or any form of damages in excess of compensatory damages.

     13.17 Costs. The Party prevailing on substantially all of its claims shall be entitled to recover its costs, including attorneys' fees, for the arbitration proceedings, as well as for any ancillary proceeding, including a proceeding to compel or enjoin arbitration, to request interim measures or to confirm or set aside an award.

     13.18 Survival. The provisions of this Section 13 shall survive expiration or termination of this Agreement.

14.  ADDRESSES

     14.1 All payments shall be made payable to "Baylor College of Medicine" and shall be sent to the address below, and shall reference OTA # 04-107.

     BAYLOR Tax ID #: 74-1613878
     Director, Baylor Licensing Group
     Baylor College of Medicine
     One Baylor Plaza, BCM210-600D
     Houston, TX 77030

     14.2 All notices, reports or other communication pursuant to this Agreement shall be sent to such Party via (i) United States Postal Service postage prepaid, (ii) overnight courier, or (iii) facsimile transmission, addressed to it at its address set forth below or as it shall designate by written notice given to the other Party. Notice shall be sufficiently made, or given and received (a) on the date of mailing or (b) when a facsimile printer reflects transmission.

     In the case of BAYLOR:
     Patrick Turley
     Associate General Counsel
     Baylor College of Medicine
     One Baylor Plaza, BCM210-600D
     Houston, TX 77030

     Facsimile No. 713-798-1252

     In the case of LICENSEE:
     Power3 Medical Products, Inc.
     3400 Research Forest Drive, Suite B2-3
     The Woodlands, TX 77381

     Facsimile No. 281-395-0881

     14.3 Each such report, notice or other communication shall reference OTA # 04-107.

15.  INDEMNITY, INSURANCE & WARRANTIES

     15.1 INDEMNITY. EACH PARTY SHALL NOTIFY THE OTHER OF ANY CLAIM, LAWSUIT OR OTHER PROCEEDING RELATED TO THE PATENT RIGHTS. LICENSEE AGREES THAT IT WILL DEFEND, INDEMNIFY AND HOLD HARMLESS BAYLOR, ITS FACULTY MEMBERS, SCIENTISTS, RESEARCHERS, EMPLOYEES, OFFICERS, TRUSTEES AND AGENTS AND EACH OF THEM (THE "INDEMNIFIED PARTIES"), FROM AND AGAINST ANY AND ALL CLAIMS, CAUSES OF ACTION, LAWSUITS OR OTHER PROCEEDINGS (THE "BAYLOR CLAIMS") FILED OR OTHERWISE INSTITUTED AGAINST ANY OF THE INDEMNIFIED PARTIES RELATED DIRECTLY OR INDIRECTLY TO OR ARISING OUT OF THE DESIGN, PROCESS, MANUFACTURE OR USE BY ANY PERSON OR PARTY OF THE PATENT RIGHTS, LICENSED PRODUCTS OR ANY OTHER EMBODIMENT OF THE PATENT RIGHTS EVEN THOUGH SUCH BAYLOR CLAIMS AND THE COSTS (INCLUDING, BUT NOT LIMITED TO, THE PAYMENT OF ALL REASONABLE ATTORNEYS' FEES AND COSTS OF LITIGATION OR OTHER DEFENSE) RELATED THERETO RESULT IN WHOLE OR IN PART FROM THE NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES OR ARE BASED UPON DOCTRINES OF STRICT LIABILITY OR PRODUCT LIABILITY; PROVIDED, HOWEVER, THAT SUCH INDEMNITY SHALL NOT APPLY TO ANY BAYLOR CLAIMS ARISING FROM THE GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF ANY INDEMNIFIED PARTY. LICENSEE WILL ALSO ASSUME RESPONSIBILITY FOR ALL COSTS AND EXPENSES RELATED TO SUCH BAYLOR CLAIMS FOR WHICH IT IS OBLIGATED TO INDEMNIFY THE INDEMNIFIED PARTIES PURSUANT TO THIS PARAGRAPH 15.1, INCLUDING, BUT NOT LIMITED TO, THE PAYMENT OF ALL REASONABLE ATTORNEYS' FEES AND COSTS OF LITIGATION OR OTHER DEFENSE.


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
     15.2 Insurance.

(i) LICENSEE shall, for so long as LICENSEE manufactures, uses or sells any Licensed Product(s) for research applications, maintain in full force and effect policies of (a) worker's compensation insurance within statutory limits, (b) employers' liability insurance with limits of not less than one million dollars ($1,000,000) per occurrence and (c) general liability insurance with limits of not less than two million dollars ($2,000,000) per occurrence with an annual aggregate of two million dollars ($2,000,000).

(ii) During any period in which LICENSEE manufactures, uses or sells any Licensed Product(s) for clinical applications, LICENSEE shall immediately notify BAYLOR in writing, and LICENSEE shall maintain in full force and effect policies of (i) worker's compensation insurance within statutory limits, (b) employers' liability insurance with limits of not less than one million dollars ($1,000,000) per occurrence, (c) general liability insurance (with Broad Form General Liability endorsement) with limits of not less than five million dollars ($5,000,000) per occurrence with an annual aggregate of ten million dollars ($10,000,000) and (d) products liability insurance, with limits of not less than ten million dollars ($10,000,000) per occurrence with an annual aggregate of twenty million dollars ($20,000000).

(iii) During any period in which LICENSEE manufactures or uses any Licensed Product(s) in clinical trials, LICENSEE shall immediately notify BAYLOR in writing, and LICENSEE shall maintain in full force and effect a clinical trial insurance policy with limits of not less than five million dollars ($5,000,000) per occurrence with an annual aggregate of ten million dollars ($10,000,000).

(iv) Such coverage(s) shall be purchased from a carrier or carriers having an A.
M. Best rating of at least A- (A minus) and shall name BAYLOR as an additional insured. LICENSEE shall provide to BAYLOR copies of certificates of insurance within thirty (30) days after execution of this Agreement. Upon request by BAYLOR, LICENSEE shall provide to BAYLOR copies of said policies of insurance. It is the intention of the Parties hereto that LICENSEE shall, throughout the term of this Agreement, continuously and without interruption, maintain in force the required insurance coverages set forth in this Paragraph 15.2. Failure of LICENSEE to comply with this requirement shall constitute a default of LICENSEE allowing BAYLOR, at its option, to immediately terminate this Agreement.

(v) BAYLOR reserves the right to request additional policies of insurance where appropriate and reasonable in light of LICENSEE's business operations and availability of coverage.

     15.3 DISCLAIMER OF WARRANTY. BAYLOR AND LICENSEE MAKE NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS OR MERCHANTABILITY, REGARDING OR WITH RESPECT TO THE PATENT RIGHTS OR LICENSED PRODUCTS AND BAYLOR AND LICENSEE MAKE NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, OF THE PATENTABILITY OF THE PATENT RIGHTS OR LICENSED PRODUCTS OR OF THE ENFORCEABILITY OF ANY PATENTS ISSUING THEREUPON, IF ANY, OR THAT THE PATENT RIGHTS OR LICENSED PRODUCTS ARE OR SHALL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER RIGHTS OF THIRD PARTIES. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS CONFERRING BY IMPLICATION, ESTOPPEL OR OTHERWISE ANY LICENSE OR RIGHTS UNDER ANY PATENTS OF BAYLOR OTHER THAN THE PATENT RIGHTS, REGARDLESS OF WHETHER SUCH PATENTS ARE DOMINANT OR SUBORDINATE TO THE PATENT RIGHTS.

16.  ADDITIONAL PROVISIONS

     16.1 Use of BAYLOR Name. LICENSEE agrees that it shall not use in any way the name of "Baylor College of Medicine" or any logotypes or symbols associated with BAYLOR or the names of any of the scientists or other researchers at BAYLOR without the prior written consent of BAYLOR.

     16.2 Confidentiality.

(i) Because BAYLOR and LICENSEE will be cooperating with each other, and because each may reveal to the other certain Confidential Information, BAYLOR and LICENSEE agree to hold any Confidential Information that is obtained in connection with this Agreement as confidential.

(ii) A Party receiving Confidential Information shall use its best efforts to ensure that all Confidential Information of the disclosing Party is kept confidential. Thus, for example, neither Party will disclose Confidential Information to any third party without the express written consent of the disclosing Party and no receiving Party will use such Confidential Information except pursuant to this Agreement. A receiving Party also agrees to notify the disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information and, in every reasonable way, to cooperate and to assist the disclosing Party to regain possession of the Confidential Information and to prevent its further unauthorized use.

(iii) Each Party's confidentiality obligations and the limitations upon the right to use the Confidential Information shall not apply to the extent that the receiving Party can demonstrate that the same: (a) was already known by the receiving Party prior to the disclosure by the disclosing Party; (b) becomes patented, published or otherwise part of the public domain through no fault or omission of the receiving Party; (c) is disclosed to the receiving Party by a third party that has the right to make such disclosure; (d) is independently developed by the receiving Party without any use of the Confidential Information and otherwise in a manner not inconsistent with this Agreement; (e) is authorized to be disclosed by the disclosing Party in writing; or (f) is required to be disclosed by applicable law, rule or regulation, by order of governmental or judicial authority; provided that the receiving Party shall use reasonable efforts to obtain confidential treatment of such information and notifies the disclosing Party prior to making such disclosure.

     16.3 BAYLOR's Disclaimers. Neither BAYLOR, nor any of its faculty members, scientists, researchers, employees, officers, trustees or agents assume any responsibility for the manufacture, product specifications, sale or use of the Patent Rights or Licensed Products which are manufactured by or sold by LICENSEE.

     16.4 Independent Contractors. The Parties hereby acknowledge and agree that each is an independent contractor and that neither Party shall be considered to be the agent, representative, master or servant of the other Party for any purpose whatsoever, and that neither Party has any authority to enter into a contract, to assume any obligation or to give warranties or representations on behalf of the other Party. Nothing in this relationship shall be construed to create a relationship of joint venture, partnership, fiduciary or other similar relationship between the Parties.

     16.5 Non-Waiver. The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement or if a Party, having the right to declare this Agreement terminated, shall fail to do so, any such failure or neglect by such Party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof. None of the terms, covenants and conditions of this Agreement may be waived by a Party except by its written consent.

     16.6 Reformation. The Parties hereby agree that neither Party intends to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries, and that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of the Parties hereto, in a final, unappealable order to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries, and the remainder of this Agreement shall remain binding upon the Parties hereto.

     16.7 Force Majeure. No liability hereunder shall result to a Party by reason of delay in performance caused by force majeure, that is circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, war, terrorism, civil unrest, labor unrest, or shortage of or inability to obtain material or equipment.

     16.8 Entire Agreement. The terms and conditions herein constitute the entire agreement between the Parties and shall supersede all previous agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof. No agreement of understanding bearing on this Agreement shall be binding upon either Party hereto unless it shall be in writing and signed by the duly authorized officer or representative of each of the Parties and shall expressly refer to this Agreement.

     IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below, but effective as of the Agreement Date.

POWER3 MEDICAL PRODUCTS, INC.             BAYLOR COLLEGE OF MEDICINE


Name: /s/ Steven B. Rash                  Name: /s/ W. Dalton Tomlin
      -------------------------------           --------------------------------
                                                W. Dalton Tomlin

Title: Chairman/CEO                       Title: Senior Vice President &
                                                 General Counsel

Date: 6-28-04                             Date: 6/21/04
6/11/04 LICENSEE OTA #04-102

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